REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                          EXHIBIT 99.1

To the Advisory Committee of Jo-Ann Stores, Inc. and Participants of the Jo-Ann Stores, Inc. Associate Stock Ownership Plan:

We have audited the accompanying statements of financial condition of the Jo-Ann Stores, Inc. Associate Stock Ownership Plan (the Plan) as of December 31, 2001 and 2000, and the related statements of operations and changes in participants' contributions for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2001 and 2000, and the changes in its financial condition for the years then ended, in conformity with accounting principles generally accepted in the United States.




/s/
ARTHUR ANDERSEN LLP

Cleveland, Ohio,
March 20, 2002.